As filed with the Securities and Exchange Commission on November 3, 2017

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARADIGM CORPORATION

(Exact name of registrant as specified in its charter)

California	2834	94-3133088
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3929 Point Eden Way

Hayward, CA 94545

(510) 265-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Igor Gonda

President and Chief Executive Officer

3929 Point Eden Way

Hayward, CA 94545

(510) 265-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jon Layman, Esq.

Hogan Lovells US LLP

3 Embarcadero Center

San Francisco, CA 94111

(415) 374-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, no par value	$20,000,000	$2,490.00

(1)	This amount represents the proposed maximum offering price of the securities registered hereunder that may be sold by the registrant. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares subject to the underwriters’ option to purchase additional shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. No additional registration fee is being paid for these shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to Completion, Dated November 3, 2017

PRELIMINARY PROSPECTUS

                Shares of Common Stock

We are offering                  shares of common stock. Our common stock is listed on the NASDAQ Capital Market under the trading symbol “ARDM.” On November 3, 2017, the last reported sale price of our common stock was $3.61 per share.

Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and the risks and uncertainties described in our most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties relating to an investment in our securities.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and estimated offering expenses, including expenses for which we have agreed to reimburse the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase an additional                  shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $        , and the total proceeds to us, before expenses, will be $        .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about             , 2017.

[UNDERWRITER(S)]

This prospectus is dated             , 2017.

You should read this prospectus, including the information incorporated by reference herein, and any related free writing prospectus that we have authorized for use in connection with this offering.

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include all statements that are not historical facts and can be identified by the words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “intend,” and similar expressions that convey uncertainty of future events or outcomes.

These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described and incorporated by reference under the heading “Risk Factors” and elsewhere in this prospectus, in any free writing prospectus we may authorize for use in connection with a specific offering and in our most recent annual report on Form 10-K, as updated by our annual, quarterly and other reports and documents that are incorporated by reference into this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed in this prospectus and the information incorporated by reference in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this specific offering, completely and with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

SUMMARY

This summary highlights selected information about us, this offering and selected information appearing elsewhere in this prospectus and in the documents we incorporate by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus carefully, including information set forth under the heading “Risk Factors” and our financial statements and the related notes included or incorporated by reference in this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Aradigm,” and “the Company” refer to Aradigm Corporation, a California corporation, and its subsidiaries, unless the context otherwise requires.

Aradigm Overview

We are an emerging specialty pharmaceutical company focused on the development and commercialization of products for the treatment and prevention of severe respiratory diseases. Over the last decade, we have focused our efforts and capital on the development of drug delivery technologies, particularly the development of a significant amount of expertise in respiratory (pulmonary) drug delivery, including our AERx® pulmonary drug delivery platform and other proprietary technologies. The key assets resulting from these efforts are our inhaled ciprofloxacin candidate products, Linhaliq™ (ARD-3150), our lead product candidate, formerly known as Pulmaquin®, and Lipoquin® (ARD-3100). Linhaliq has completed two Phase 3 clinical trials, and in July 2017 we submitted a New Drug Application, or NDA, to the United States Food and Drug Administration, or FDA, for Linhaliq for non-cystic fibrosis bronchiectasis, or NCFBE, in patients who have chronic lung infections with Pseudomonas aeruginosa. The FDA has accepted the Linhaliq NDA for filing with a Prescription Drug User Fee Act, or PDUFA, goal date for completion of FDA review of January 26, 2018. We have not been profitable since inception and expect to incur additional operating losses over at least the foreseeable future as we continue with our efforts towards approval of Linhaliq.

Linhaliq contains liposomally encapsulated ciprofloxacin. Liposomes in Linhaliq are nanosize vesicles composed of biocompatible materials similar to the components of human lung surfactant and membranes in lung cells. The encapsulated ciprofloxacin is slowly released in the lung enabling once daily dosing and reducing the potential for airway irritation that has been observed previously with the administration of unencapsulated inhaled antibiotics. Liposomes are also able to penetrate into bacterial biofilms and treat intracellular infections, such as those caused by non-tuberculous mycobacteria, or NTM, and organisms that pose bioterrorism threats such as tularemia, pneumonic plague and inhalational anthrax.

In August 2013, we partnered with Grifols S.A., or Grifols, via a license and collaboration agreement and granted to Grifols an exclusive, world-wide license to our inhaled liposomal ciprofloxacin product candidates, or Products. The license permits Grifols to commercialize these Products throughout the world. We are responsible for obtaining regulatory approval of the first indication for the product candidates in the U.S. and the EU. Grifols is responsible to use diligent efforts to commercialize the Products in countries where regulatory approval has been obtained.

Pulmonary delivery by inhalation is an effective, widely used and well-accepted method of administration of a variety of drugs for the treatment of respiratory and other diseases. Compared to other routes of administration, inhalation provides local delivery of the drug to the respiratory tract which offers a number of potential advantages, including rapid onset of action, less drug required to achieve the desired therapeutic effect, and reduced side effects because the rest of the body has lower exposure to the drug. We believe that there are significant unmet medical needs in severe respiratory diseases, as well as opportunities to replace some of the existing therapies with products that are more efficacious, safer and more convenient for patients to use.

In selecting our proprietary development programs, we primarily seek drugs approved by the FDA that can be reformulated for both existing and new indications in respiratory disease. Our intent is to use our pulmonary delivery methods and formulations to improve their safety, efficacy and convenience of administration to patients. We believe that this strategy allows us to reduce cost, development time and risk of failure, when compared to the discovery of new drugs.

Our lead development candidates are proprietary formulations of the potent antibiotic ciprofloxacin (Linhaliq (ARD-3150) and Lipoquin (ARD-3100)) that are delivered by inhalation for the management of infections associated with the severe respiratory diseases of cystic fibrosis, or CF, and NCFBE. The formulations differ in the proportion of rapidly available and slow release ciprofloxacin. Linhaliq uses the slow release liposomal formulation (Lipoquin) mixed with a smaller amount of ciprofloxacin dissolved in an aqueous medium. We received orphan drug designations for Lipoquin for both of these indications in the United States and for CF in the EU. We have been granted orphan drug designation from the FDA for ciprofloxacin for inhalation for the management of bronchiectasis. We may seek orphan drug designation for other eligible product candidates we develop. In May 2014, the FDA designated Linhaliq as a Qualified Infectious Disease Product, or QIDP. The QIDP designation, granted for the treatment of NCFBE patients with chronic lung infections with Pseudomonas aeruginosa, makes Linhaliq eligible to benefit from certain incentives for the development of new antibiotics provided under the Generating Antibiotic Incentives Now Act, or GAIN Act. These incentives include priority review and eligibility for fast-track status, which the FDA granted to Linhaliq for NCFBE patients with chronic lung infections with Pseudomonas aeruginosa. In March 2016, we announced that the European Medicines Agency, or EMA, had approved our request to review Linhaliq under the Centralised Authorisation Procedure drug review process; this procedure results in a single marketing authorization that is valid in all 28 European Union countries, as well as three European Economic Area countries. We requested, and were granted, the centralized pathway on the basis that Linhaliq represents a significant technical innovation for the potential treatment of NCFBE associated with chronic Pseudomonas aeruginosa infection.

In December 2016, we announced top-line results for the Phase 3 studies for Linhaliq in NCFBE, which consisted of the two worldwide, double-blind, placebo-controlled pivotal trials, ORBIT-3 and ORBIT-4, that were identical in design except for a pharmacokinetics sub-study that was conducted in one of the trials. We held pre-NDA meetings with the FDA in December 2016 and March 2017 to discuss our Phase 3 studies. In July 2017, we submitted an NDA to the FDA for Linhaliq for the treatment of NCFBE patients with chronic lung infections with P. aeruginosa. Pursuant to the Food and Drug Administration Modernization Act of 1997 (FDAMA) Sec. 115(a) and FDA guidance, Providing Clinical Evidence of Effectiveness for Human Drug and Biological Products (May 1998), we submitted the Linhaliq NDA based on the positive pivotal clinical trial ARD-3150-1202 (ORBIT-4) and confirmatory evidence from Phase 3 study ARD-3150-1201 (ORBIT-3) and Phase 2b study ARD-3150-0902 (ORBIT-2), together with other supporting evidence from proprietary preclinical and clinical studies, as well as referencing other information about ciprofloxacin from publicly available sources. In September 2017, the FDA completed the 60-day filing review and accepted the Linhaliq NDA for filing. The PDUFA (Prescription Drug User Fee Act) goal date for completion of the FDA review of the Linhaliq NDA is January 26, 2018.

We believe that our proprietary formulation and delivery technologies and our experience in the development and management of pulmonary clinical programs uniquely position us to benefit from opportunities in the respiratory disease market as well as other disease markets that would benefit from the efficient, non-invasive inhalation delivery of drugs.

Risks Relating to Our Business

We are an emerging specialty pharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to invest in this offering. In particular, you should consider the risks discussed in the “Risk Factors” section of this prospectus and documents incorporated by reference herein, including, but not limited to, the following risks:

•	We have incurred net losses in each year since our inception. We expect to incur net losses and negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability.

•	We will require additional funding to fund our operations generally and such funding may not be available on acceptable terms or at all.

•	We are substantially dependent on the success of our leading product candidate, Linhaliq. We cannot be certain that Linhaliq will receive regulatory approval or be successfully commercialized even if we receive regulatory approval.

•	If we are unable to obtain the required regulatory and marketing approvals for, commercialize, obtain and maintain patent protection for, or gain sufficient market acceptance by physicians, patients and healthcare payers of, Linhaliq, or experience significant delays in doing so, our business will be materially harmed and our ability to generate revenue will be materially impaired.

•	Linhaliq will be subject to ongoing regulatory requirements and any violations of these requirements could negatively affect our business and results of operation.

•	We will be substantially dependent on third-party manufacturers to manufacture Linhaliq and its key ingredients in sufficient quantities and on a timely basis, while complying with extensive FDA and EMA requirements.

•	We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.

•	If we are unable to maintain valid and enforceable intellectual property rights or if our intellectual property rights are inadequate for Linhaliq, our competitive position could be harmed.

•	We could face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

Corporate Information

We were incorporated in California in 1991. Our principal executive offices are located at 3929 Point Eden Way, Hayward, California 94545, and our main telephone number is (510) 265-9000.

Available Information

Investors can obtain access to our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and all amendments to these reports, free of charge, on our website at http://www.aradigm.com as soon as reasonably practicable after such filings are electronically filed with the SEC. Information contained on our website is not part of this prospectus or of our other filings with the SEC. The public may read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C., 20549. The public may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

The Offering

Common stock offered	shares ( shares if the underwriters’ option to purchase additional shares is exercised in full)

Common stock to be outstanding after this offering	shares ( shares if the underwriters’ option to purchase additional shares is exercised in full)

Option to purchase additional shares	The underwriters have the option to purchase from us up to a maximum of additional shares of common stock. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $         million, at an assumed public offering price of $3.61 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on November 3, 2017, after deducting offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder for working capital needs, capital expenditures, and other general corporate purposes in pursuit of advancing our commercial, clinical, and pre-clinical efforts. Please refer to the section of this prospectus entitled “Use of Proceeds.”

Risk factors	See the section of this prospectus entitled “Risk Factors,” as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our common stock.

NASDAQ Capital Market symbol	“ARDM”.

The number of shares of our common stock to be outstanding after this offering is based on 15,112,078 shares of our common stock outstanding as of September 30, 2017, and excludes:

•	2,790,033 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017 at a weighted-average exercise price of $4.94 per share;

•	2,604,734 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan;

•	658,056 shares of common stock reserved for future issuance upon vesting of restricted stock and restricted stock units granted under our 2015 Equity Incentive Plan;

•	247,666 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan; and

•	4,678,024 shares of common stock reserved for issuance upon the exercise of warrants outstanding and the conversion of notes outstanding.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the risks set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the SEC, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus. You should also carefully consider the other information included or incorporated by reference in this prospectus before making an investment decision. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks. In addition, please read “Disclosure Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the public offering price for our common stock in this offering is substantially higher than the net tangible book value per share of our common stock outstanding prior to this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

Issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering, as well as the exercise of convertible securities outstanding, will dilute your ownership interests and may adversely affect the future market price of our common stock.

We may choose to raise additional capital subject to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

In addition, we have a significant number of securities convertible into shares of our common stock outstanding, including options, convertible notes and warrants. If these securities are exercised, you may incur further dilution. Moreover, to the extent that we issue additional securities convertible into or exchangeable for shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, you may experience further dilution.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $[        ] million, assuming the sale of [            ] shares of common stock at an assumed public offering price of $3.61 per share, the last reported sale price of our common stock on the NASDAQ Capital Market on November 3, 2017, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed public offering price of $3.61 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on November 3, 2017, would increase (decrease) the net proceeds to us from this offering by $[        ] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by $[        ] million, assuming that the assumed public offering price remains the same.

We currently intend to use the net proceeds from the sale of the shares of our common stock offered by us hereunder for working capital needs, capital expenditures, and other general corporate purposes in pursuit of advancing our commercial, clinical, and preclinical efforts. Our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds.

MARKET PRICE OF OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Since June 11, 2014, our common stock has traded on the NASDAQ Capital Market under the symbol “ARDM.” The following table sets forth the high and low sale prices for our common stock for the periods indicated as reported on the NASDAQ Capital Market. The prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	High	Low
Year Ended December 31, 2015:
First Quarter	$7.95	$6.26
Second Quarter	$7.67	$6.33
Third Quarter	$7.67	$6.78
Fourth Quarter	$7.22	$3.61
Year Ended December 31, 2016:
First Quarter	$4.44	$2.65
Second Quarter	$5.13	$4.18
Third Quarter	$6.88	$4.13
Fourth Quarter	$6.82	$1.59
Year Ended December 31, 2017:
First Quarter	$2.08	$1.54
Second Quarter	$1.59	$0.80
Third Quarter	$4.20	$1.13
Fourth Quarter (through October 31, 2017)	$5.68	$3.52

Shareholders

As of October 31, 2017, there were 15,148,138 shares of common stock issued and outstanding, which shares were held by 61 shareholders of record. A greater number of holders of common stock are “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

Dividends

We have never declared or paid any cash dividend on our common stock, nor do we currently intend to pay any cash dividend on our common stock in the foreseeable future. We expect to retain our earnings, if any, for the growth and development of our business.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering.

As of September 30, 2017, our net tangible book value was $(9.2) million, or $(0.61) per share. Net tangible book value is total tangible assets less total liabilities divided by the total number of outstanding shares of common stock.

After giving effect to the sale of [                ] shares of common stock in this offering at an assumed public offering price of $3.61 per share, which was the closing price of our common stock as reported on NASDAQ Capital Market on November 3, 2017, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as September 30, 2017, would have been $[        ] million, or $[        ] per share. This represents an immediate increase in as adjusted net tangible book value of $[        ] per share to our existing shareholders and immediate dilution in net tangible book value of $[        ] per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed public offering price per share		$
Net tangible book value per share as of September 30, 2017	$(0.61)
Increase in net tangible book value per share attributable to new investors in this offering

As adjusted net tangible book value per share after giving effect to this offering

Dilution in net tangible book value per share to new investors in this offering		$

Each $1.00 increase (decrease) in the assumed public offering price of $3.61 per share would increase (decrease) our as adjusted net tangible book value after this offering by $[        ] million, or $[        ] per share, and the dilution per share to new investors by $[        ] per share, assuming that the number of shares of common stock offered by us, as set forth above, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering from the assumed number of shares of common stock set forth above. An increase (decrease) of 1.0 million shares of common stock in the number of shares of common stock offered by us from the assumed number of shares of common stock set forth above would increase (decrease) our as adjusted net tangible book value after this offering by $[        ] million, or $[        ] per share, and the dilution per share to new investors by $[        ] per share, assuming that the assumed public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 15,112,078 shares of our common stock outstanding as of September 30, 2017, and excludes:

•	2,790,033 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017 at a weighted-average exercise price of $4.94 per share;

•	2,604,734 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan;

•	658,056 shares of common stock reserved for future issuance upon vesting of restricted stock and restricted stock units granted under our 2015 Equity Incentive Plan;

•	247,666 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan; and

•	4,678,024 shares of common stock reserved for issuance upon the exercise of warrants outstanding and the conversion of notes outstanding.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following includes a summary of transactions since January 1, 2014 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control and other arrangements, which are described under “Executive Compensation,” in our Annual Report on Form 10-K which is incorporated by reference in this prospectus.

We are party to a License and Collaboration Agreement, or the License Agreement, with Grifols, S.A., or Grifols, one of our large shareholders, under which we licensed to Grifols on an exclusive, world-wide basis, our inhaled liposomal ciprofloxacin product candidates for the indication of NCFBE and other indications, or Licensed Products. Under the License Agreement, we are responsible for developing Linhaliq for the treatment of NCFBE, with Grifols funding $65 million for such development. Under the License Agreement, Grifols funds development expenses and commercializes the products, and pays development milestones and royalties on future commercial sales of Licensed Products. We develop the Licensed Products for NCFBE in accordance with an agreed upon development plan and pursuant to a Grifols-funded budget of $65,000,000 (which includes allocations for our internal, fully-burdened expenses). Grifols makes development milestone payments of up to $25,000,000. On a country-by-country basis, Grifols makes royalty payments on net sales at a rate of either 12.5% or 20% (depending on the amount of net sales) for so long as there is patent coverage or orphan drug designation (or, if longer, 10 years), except that payments will be reduced by half on a country-by-country basis in the event that another inhaled liposomal product containing ciprofloxacin is being sold for an indication for which we have regulatory approval. Royalty payments may also be reduced by 50% if we have no valid patent claim or orphan drug protection in that country.

During the years ended December 31, 2016, December 31, 2015 and December 31, 2014, we recognized $40,000, $23,400,000 and $33,000,000, respectively, in contract revenue relating to services performed and costs incurred during the period under the License Agreement. We have utilized the full amount of the $65,000,000 of Grifols-funded budget provided under the License Agreement and will not be recognizing any future revenue related to the $65,000,000 Grifols-funded budget.

We are also party to a registration rights agreement with Grifols, which is more fully described under “Description of Common Stock-Registration Rights” and a Governance Agreement with Grifols, which, among other things, grants certain rights to Grifols to maintain a target level of ownership in our company and certain preemptive rights to participate in future issuances of our capital stock.

Private Placement

On April 21, 2016, we entered into a Purchase Agreement with various purchasers, including two entities who are beneficial owners of more than 5% of our common stock (Grifols and First Eagle), in connection with the private placement of $23,000,000 in aggregate principal amount of convertible senior notes issued pursuant to an indenture of the same date with the same purchasers and associated warrants.

Other Transactions

In 2016 we engaged the law firm Hogan Lovells US LLP, or Hogan Lovells, to provide legal services to the Company. An immediate family member of Virgil Thompson, one of our directors and our former Chairman, is a partner at Hogan Lovells. We incurred $590,988 for services performed by Hogan Lovells during the year ended December 31, 2016. We anticipate that the value of services to be performed by Hogan Lovells during the current fiscal year will exceed $120,000.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted, in writing, a policy and procedures for the review of related person transactions. Any related person transaction we propose to enter into must be reported to our Chief Financial Officer and, unless otherwise reviewed and approved by the Board, shall be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of any related person transaction, whenever practicable. The policy defines a “related person transaction” as any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships in which (i) we were or are to be a participant, (ii) the amount involved exceeds $120,000 and (iii) a Related Person (as defined therein) had or will have a direct or indirect material interest. In addition, any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made. Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in the charter of the Compensation Committee. As appropriate for the circumstances, the Audit Committee shall review and consider the Related Person’s interest in the related person transaction, the approximate dollar value of the amount involved in the related person transaction, the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss, whether the transaction was undertaken in the ordinary course of business, whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the purpose of, and the potential benefits to us of the transaction and any other information regarding the related person transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

CAPITALIZATION

The following table shows our cash, cash equivalents and restricted cash, and our capitalization as of September 30, 2017 on:

•	an actual basis; and

•	an as adjusted basis, giving effect to the sale by us of shares of common stock in this offering at the assumed public offering price of $3.61 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on November 3, 2017, after deducting the underwriting discount and offering expenses payable by us.

	As of September 30, 2017
	Actual	As Adjusted(1)
	(Unaudited)	(Unaudited)
	(in thousands, except share and per share data)
Cash and cash equivalents	$12,594	$

Long-term debt	$14,537	$
Shareholders’ equity (deficit):

Preferred stock, no par value, 5,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—

Common stock, no par value, 35,045,765 shares authorized, 15,112,078 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	441,826

Accumulated deficit	(450,994)

Total shareholders’ equity (deficit)	($9,168)	$

(1)	Each $1.00 increase (decrease) in the assumed public offering price of $3.61 per share, which was the last reported sale price of our common stock on the NASDAQ Capital Market on November 3, 2017, would increase (decrease) each of cash, cash equivalents and restricted cash and total capitalization by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discount and offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) each of cash, cash equivalents and restricted cash and total capitalization by $ million, assuming that the assumed public offering price remains the same, and after deducting the underwriting discount. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding after this offering is based on 15,112,078 shares of our common stock outstanding as of September 30, 2017, and excludes:

•	2,790,033 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017 at a weighted-average exercise price of $4.94 per share;

•	2,604,734 shares of common stock reserved for future issuance under our 2015 Equity Incentive Plan;

•	658,056 shares of common stock reserved for future issuance upon vesting of restricted and restricted stock units granted under our 2015 Equity Incentive Plan;

•	247,666 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan; and

•	4,678,024 shares of common stock reserved for issuance upon the exercise of warrants outstanding and the conversion of notes outstanding.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of October 31, 2017 by: (i) each current director of our company; (ii) each of our named executive officers; (iii) all current executive officers and directors of our company as a group; and (iv) all those known by us to be beneficial owners of more than five percent (5%) of our common stock.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of October 31, 2017. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own.

Our calculation of the percentage of beneficial ownership prior to this offering is based on 15,148,138 shares of our common stock outstanding as of October 31, 2017. We have based our calculation of the percentage of beneficial ownership after this offering assuming the sale and issuance of                  shares of our common stock in this offering.

Common stock subject to stock options currently exercisable or exercisable within 60 days of October 31, 2017, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

	Beneficial Ownership(1)
	Number of Shares	Percentage of Total (%)
Grifols, S.A.(2) Avinguda de la Generalitat, 152-158 Parc de Negocis Can Sant Joan Sant Cugat del Valles 08174, Barcelona Spain	9,073,538	47.8%
First Eagle Investment Management, LLC(3) 1345 Avenue of the Americas New York, NY 10105	4,689,662	29.3%
Great Point Partners(4)	791,870	5.2%
Laurence W. Lytton(5)	769,328	5.1%
Igor Gonda(6)	417,808	2.7%
Nancy Pecota(7)	278,134	1.8%
Juergen K. Froehlich(8)	306,540	2.0%
Virgil D. Thompson(9)	159,622	1.0%
John M. Siebert(10)	146,789	1.0%
David Bell(11)	—	*
Frederick M. Hudson(12)	121,748	*
All officers, directors and nominees as a group (7 persons)(13)	1,430,641	9.3%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal shareholders and information contained in Forms 3 and 4 and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,148,138 shares of Common Stock outstanding on October 31, 2017. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by an entity or person and the percentage of ownership of that entity or person, shares of Common Stock (a) that would be issued upon the conversion of our outstanding senior convertible notes due 2021, (b) that would be issued upon the exercise of our outstanding warrants, and (c) subject to options held by that person that will be vested and exercisable within 60 days of October 31, 2017 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each person on this table is c/o Aradigm Corporation, 3929 Point Eden Way, Hayward, California, 94545.
(2)	Based upon information contained in a Schedule 13D/A filed with the SEC on April 4, 2017.
(3)	Based upon information contained in a Schedule 13D/A filed with the SEC on December 6, 2016. First Eagle Investment Management, LLC, or FEIM, (formerly Arnhold and S. Bleichroeder Advisors, LLC), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to beneficially own 4,689,662 shares of common stock, as a result of acting as investment advisor to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. First Eagle Value in Biotechnology Master Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 2,217,899 of these 4,689,662 shares. In addition, 21 April Fund Ltd., a Cayman Islands company for which FEIM acts as an investment adviser, may be deemed to beneficially own 1,554,141 of these 4,689,662 shares.
(4)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2017. Great Point Partners, LLC (“Great Point”) is the investment manager of (i) Biomedical Value Fund, L.P., or BVF, which is the record owner of 324,853 shares of Common Stock (the “BVF Shares”), (ii) Biomedical Offshore Value Fund, Ltd., or BOVF, which is the record owner of 203,102 shares of Common Stock (the “BOVF Shares”), (iii) Biomedical Institutional Value Fund, L.P., or BIVF, which is the record owner 79,745 shares of common stock, or the BIVF Shares, (iv) Class D Series of GEF-PS, LP, or GEF-PS, which is the record owner of 168,333 shares of Common Stock, or the GEF-PS Shares, and (v) WS Investments II, LLC, or WS, which is the record owner of 15,837 shares of Common Stock (the “WS Shares”). By virtue of its status as investment manager for BVF, BOVF, BIVF, GEF-PS and WS, Great Point may be deemed to be the beneficial owner of the BVF Shares, the BOVF Shares, the BIVF Shares, the GEF-PS Shares and the WS Shares, collectively, the Managed Shares. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point, and Mr. David Kroin, as special managing member of Great Point, has voting and investment power with respect to the Managed Shares, and therefore may be deemed to be the beneficial owners of the Managed Shares. Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the Managed Shares, except to the extent of their respective pecuniary interests.
(5)	Based on information contained in a Schedule 13G filed with the SEC on June 9, 2017.
(6)	Includes 263,508 stock options which are exercisable within 60 days of October 31, 2017.
(7)	Includes 154,396 stock options which are exercisable within 60 days of October 31, 2017.
(8)	Includes 191,062 stock options which are exercisable within 60 days of October 31, 2017.
(9)	Includes 134,373 stock options which are exercisable within 60 days of October 31, 2017.
(10)	Includes 134,248 stock options which are exercisable within 60 days of October 31, 2017.
(11)	Mr. Bell serves as Corporate Vice President of Grifols S.A. and General Counsel of Grifols Inc. Mr. Bell disclaims any beneficial ownership in shares of our Common Stock owned by Grifols, S.A.
(12)	Includes 121,748 stock options which are exercisable within 60 days of October 31, 2017.
(13)	See footnotes (6) through (12) above.

DESCRIPTION OF COMMON STOCK

The following description is a summary of the material terms and provisions of our common stock. For the complete terms of our common stock, please refer to our amended and restated articles of incorporation and amended and restated bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus.

As of October 31, 2017, we had 15,148,138 shares of common stock outstanding. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities.

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws discourage a party from acquiring, or make it more difficult for a third party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management. In addition, these provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our stock and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 1203 of the California Corporations Code, or the CCC, includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. Other provisions of the CCC could also make it more difficult for a third party to acquire a majority of our outstanding voting stock by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of the company or other changes in our management.

In September 2008, we adopted an amended and restated shareholder rights plan, which replaced the rights plan originally adopted in August 1998. Pursuant to the rights plan, as amended and restated, we distributed rights to purchase shares of Series A Junior Participating Preferred Stock as a dividend at the rate of one right for each share of common stock outstanding. Until such time as the rights plan is triggered by the acquisition, or public announcement of an intention to acquire, at least 15% of our outstanding common stock (which is not exempt under the provisions of our rights plan), the rights will trade with, and are not separable from, the Company’s common stock and are not exercisable. The rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of the Company or to deprive our shareholders of their interest in our long-term value. The shareholder rights plan seeks to achieve these goals by encouraging a potential acquirer to negotiate with our board of directors. The rights will expire at the close of business on September 8, 2018.

In connection with the License Agreement with Grifols, we entered into a governance agreement, or the Governance Agreement, that sets forth certain rights and obligations of both parties concerning, among other things, certain corporate governance matters, certain limitations on future acquisitions of shares of common stock by Grifols and certain rights by Grifols to maintain a target level of ownership in the Company. The Governance Agreement also provides Grifols with certain preemptive rights to participate in future issuances of our common stock or equivalents of our common stock, or the right to acquire shares of our common stock from third parties or on the open market to maintain its target level of ownership in the Company. We entered into an amendment of the Governance Agreement to increase Grifols’ target level of ownership and a waiver of Grifols’ preemptive rights in connection with our offering of notes and warrants in 2016.

In connection with the sale of a total of 333,968,104 shares of our common stock pursuant to a Stock Purchase Agreement dated May 20, 2013 (with such total number of shares not giving effect to the forty to one reverse stock split that occurred on May 23, 2014), we also entered into a registration rights agreement, or the Grifols Registration Rights Agreement, pursuant to which we agreed to provide registration rights to Grifols with respect to the shares of our common stock to be acquired by Grifols. Under this agreement, Grifols is entitled to require us to file with the SEC certain registration statements under the Securities Act, with respect to the resale of our shares of common stock acquired by Grifols up to 3 times on a Form S-1 and up to 6 times on a Form S-3, and to include Grifols’ shares of common stock in any registration we propose for its own account or for the account of one or more of our shareholders. We entered into a waiver of the Grifols Registration Rights Agreement in connection with our offering of notes and warrants in 2016.

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “ARDM.” The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and [                    ], the underwriter named below has agreed to purchase from us the aggregate number of shares set forth opposite its name below:

Underwriter	Number of Shares
[ ]	[	]

Total	[	]

The underwriting agreement provides that the obligations of the underwriter is subject to various conditions, including approval of legal matters by counsel. The nature of the underwriter’s obligations commits the underwriter to purchase and pay for all of the shares listed above if any are purchased.

The underwriter expects to deliver the shares to purchasers on or about [                    ], 2018.

Option to Purchase Additional Shares

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of [                ] shares of our common stock from us, at the public offering price, less the underwriting discount payable by us, as set forth on the cover page of this prospectus supplement. If the underwriter exercises this option in whole or in part, then the underwriter will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock.

Commission and Discount

The underwriter proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $[        ] per share of common stock to other dealers. After this offering, the offering price and other selling terms may be changed by the underwriter. Our shares are offered subject to receipt and acceptance by the underwriter and to other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriter by us and the proceeds, before expenses, payable to us:

	Per Share						Total
	No Exercise			Full Exercise			No Exercise			Full Exercise
Public offering price	$	[	]	$	[	]	$	[	]	$	[	]
Underwriting discount	$	[	]	$	[	]	$	[	]	$	[	]
Proceeds, before expenses, to us	$	[	]	$	[	]	$	[	]	$	[	]

The expenses of the offering, not including the underwriting discount, payable by us are estimated to be $[                ], which includes up to $[                ] that we have agreed to reimburse the underwriter for certain of its out-of-pocket expenses.

Indemnification of Underwriters

We will indemnify the underwriter against some civil liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect of those liabilities.

No Sales of Similar Securities

We and our directors and executive officers have agreed that, without the prior written consent of the underwriter, we and they will not directly or indirectly:

•	offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock;

•	enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction is to be settled by delivery of the common stock or other securities, in cash or otherwise; or

•	publicly disclose the intention to do any of the foregoing,

for a period of 90 days after the date of this prospectus supplement. However, in the case of our directors and executive officers, these lock-up restrictions will not apply to:

•	bona fide gifts made by the holder;

•	the surrender or forfeiture of shares of common stock to us to satisfy tax withholding obligations upon exercise or vesting of stock options or equity awards;

•	transfers of common stock or any security convertible into or exercisable for common stock to an immediate family member, an immediate family member of a domestic partner or a trust for the benefit of the undersigned, a domestic partner or an immediate family member;

•	transfers of shares of common stock or any security convertible into or exercisable for common stock to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held exclusively by the holder, a domestic partner and/or one or more family members of the holder or the holder’s domestic partner in a transaction not involving a disposition for value;

•	transfers of shares of common stock or any security convertible into or exercisable for common stock upon death by will or intestate succession;

•	distributions of shares of common stock or securities convertible into or exercisable for common stock to members, partners or stockholders of the holder;

•	the exercise of any option, warrant or other right to acquire shares of common stock, the settlement of any stock-settled stock appreciation rights, restricted stock or restricted stock units, or the conversion of any convertible security into our securities;

•	securities transferred to one or more affiliates of the holder and distributions of securities to partners, members or stockholders of the holder;

•	transactions relating to securities acquired in open market transactions after the date of this prospectus supplement;

•	the entry into a trading plan established pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for any sales or other dispositions of shares of common stock during the 90-day restricted period; or

•	any shares purchased by the holder in this offering.

Except for transfers related to securities acquired on the open market or in this offering or to the surrender or forfeiture of shares of common stock to us to satisfy tax withholding obligations upon exercise or vesting of stock options or equity awards, as described above, any transferee under the excepted transfers above must agree in writing, prior to the transfer, to be bound by the lock-up agreements.

Additionally, in our case, the lock-up restrictions will not apply to:

•	shares sold in this offering;

•	equity based awards granted pursuant to our equity incentive plans referred to in this prospectus supplement, including any amendments to those plans, and shares of common stock issued upon the exercise of any equity based awards;

•	shares of common stock issued upon the conversion of outstanding securities;

•	the filing of a registration statement on Form S-8 relating to the registration of shares issuable pursuant to our equity incentive plans; or

•	shares of common stock issued in satisfaction of the accumulated dividend on our outstanding convertible preferred stock.

The underwriter, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Passive Market-Making

In connection with the offering, the underwriter may engage in passive market-making transactions in the common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion and distribution. A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market-maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriter may engage in the following activities in accordance with the rules of the SEC.

Short sales. Short sales involve the sales by the underwriter of a greater number of shares than it is required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriter’s option to purchase additional shares from us in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. Naked short sales are any short sales in excess of such option to purchase additional shares. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions. The underwriter may make bids for or purchases of the shares for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the underwriter purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriter and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.

The transactions above may occur on the Nasdaq Capital Market or otherwise. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Miscellaneous

Our common stock is traded on the Nasdaq Capital Market under the symbol “ARDM.”

The underwriter has in the past and may in the future provide various investment banking and other financial services for us for which services they have received or may in the future receive, customary fees.

The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this document or any of its contents.

Canada

This prospectus supplement constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the common stock. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus supplement or on the merits of the common stock and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus supplement has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus supplement is exempt from the requirement that the Company and the underwriter(s) provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the common stock in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of the common stock acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the common stock will be deemed to have represented to the Company and the underwriter(s) that the investor (i) is purchasing the common stock as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus supplement does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the common stock and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the common stock or with respect to the eligibility of the common stock for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus supplement), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Hogan Lovells US LLP, San Francisco, California. [                    ] is counsel for the underwriters in connection with this offering.

EXPERTS

OUM & Co. LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2016 and 2015. Our financial statements are incorporated by reference herein in reliance on OUM & Co. LLP’s reports, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. These documents contain important information about our financial condition, business and results.

We are incorporating by reference the filings listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 30, 2017;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 10, 2016, August 11, 2017 and November 3, 2017, respectively;

•	our Current Reports on Form 8-K filed with the SEC on April 10, 2017, May 22, 2017, June 5, 2017, July 7, 2017 and August 14, 2017;

•	all documents filed by use with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the offering of securities under this prospectus is terminated.

Information filed under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Aradigm Corporation, Attention: Corporate Secretary, 3929 Point Eden Way, Hayward, CA 94545; telephone: (510) 265-9000. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.aradigm.com. The information on such website is not incorporated by reference and is not a part of this prospectus.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which such filing was made.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at www.sec.gov.

This prospectus forms part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-1 that may be obtained as described above. Statements contained or incorporated by reference in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

                 Shares of Common Stock

[UNDERWRITER(S)]

This prospectus is dated             , 2017.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee, NASDAQ Capital Market fee, and the FINRA filing fee.

SEC Registration Fee		$2,490.00
NASDAQ Capital Market Fee	$	[	]
FINRA Filing Fee	$	[	]
Legal Fees and Expenses	$	[	]
Transfer Agent and Registrar Fees and Expenses	$	[	]
Printing and Miscellaneous Fees and Expenses	$	[	]
Total	$	[	]

Item 14.	Indemnification of Directors and Officers

Section 317 of the California General Corporation Law provides that a California corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 317 of the California General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the California General Corporation Law.

As permitted by Section 204(a)(10) of the California General Corporation Law, our articles of incorporation, as amended, or our Articles, provide that the Company’s directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties as a director, except for liability for any:

•	breach of the duty of loyalty to the Company or its shareholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

Our Articles authorize us to, and our bylaws provide that we must, indemnify our directors and officers to the fullest extent authorized by the California General Corporation Law and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

As permitted by the California General Corporation Law, we have entered into indemnification agreements with each of our directors and certain of our officers. These agreements require us to indemnify these individuals to the fullest extent permitted under California law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.

Item 15.	Recent Sales of Unregistered Securities

On April 21, 2016, we entered into a securities Purchase Agreement with certain securityholders in connection with the private placement conducted pursuant to Regulation D under the Securities Act, or the 2016 Private Placement, of $23 million in aggregate principal amount of 9.0% Senior Convertible Promissory Notes due 2021 to be issued pursuant to an indenture agreement with our trustee dated April 25, 2016, or the Indenture, and Warrants to purchase 263,436 shares of our common stock. We completed the first closing under the Purchase Agreement for the sale and issuance of $20 million in aggregate principal amount of the Notes and the Warrants on April 25, 2016. We completed the second closing of the additional $3 million in aggregate principal amount of the Notes and the Warrants pursuant to the Purchase Agreement on July 14, 2016. The Notes are senior unsecured obligations of the Company and bear interest at a fixed rate of 9.0% per annum, with a maturity date of May 1, 2021, and are convertible into 4,414,587 shares of common stock based upon an initial conversion price of $5.21 per share.

Item 16.	Exhibits and Financial Statement Schedules

The following exhibits are included herein or incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1(1)	Amended and Restated Articles of Incorporation of the Company.

3.2(3)	Certificate of Determination of Series A Junior Participating Preferred Stock.

3.3(4)	Amended and Restated Certificate of Determination of Preferences of Series A Convertible Preferred Stock.

3.4(3)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.5(3)	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.

3.6(5)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.7(5)	Certificate of Amendment of Certificate of Determination of Series A Junior Participating Preferred Stock.

3.8(6)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.9(14)	Certificate of Correction to Certificate of Amendment of Articles of Incorporation of the Company.

3.10(19)	Certificate of Amendment of Articles of Incorporation of the Company.

3.11(22)	Certificate of Amendment of Amended and Restated Articles of Incorporation of the Company.

3.12(2)	Amended and Restated Bylaws of the Company, as amended.

3.13(23)	Certificate of Amendment to the Amended and Restated Bylaws of the Company.

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12 and 3.13.

4.2(1)	Specimen common stock certificate.

5.1*	Opinion of Hogan Lovells US LLP.

10.1(1)+	Form of Indemnity Agreement between the Company and each of its directors and officers.

10.2(1)+	Form of the Company’s Incentive Stock Option Agreement under the 2005 Equity Incentive Plan.

10.3(1)+	Form of the Company’s Non-statutory Stock Option Agreement under the 2005 Equity Incentive Plan.

10.4(1)+	1996 Non-Employee Directors’ Stock Option Plan.

10.5(1)+	Form of the Company’s Non-statutory Stock Option Agreement under the 1996 Non-Employee Directors’ Stock Option Plan.

10.6(1)+	Form of the Company’s Employee Stock Purchase Plan Offering Document.

10.7(6)+	Form of the Company’s Restricted Stock Bonus Agreement under the 2005 Equity Incentive Plan.

10.8(7)+	Employment Agreement, dated as of August 10, 2006, with Dr. Igor Gonda.

10.9(8)	Lease Agreement for the property located in Phase V of the Britannia Point Eden Business Park in Hayward, California, dated January 28, 1998, between the Company and Britannia Point Eden, LLC.

10.10(9)	Sublease between the Company and Mendel Biotechnology, Inc., dated July 11, 2007, under the Lease Agreement by and between the Company and Hayward Point Eden I Limited Partnership, a Delaware limited partnership, as successor-in-interest to Britannia Point Eden, LLC, as amended, for 3929 Point Eden Way, Hayward, California.

10.11(10)+	2005 Equity Incentive Plan, as amended.

10.12(11)+	Employee Stock Purchase Plan, as amended.

10.13(12)	Amended and Restated Rights Agreement, dated as of September 5, 2008 by and between the Company and ComputerShare Trust Company, N.A.

10.14(13)+	Amended and Restated Executive Officer Severance Benefit Plan.

10.15(15)	Amended and Restated form of Change of Control Agreement entered into between the Company and certain of the Company’s senior officers.

10.16(15)	Amended and Restated Change of Control Agreement, dated as of April 5, 2011 by and between the Company and Igor Gonda.

10.17(15)	Amended and Restated Change of Control Agreement, dated as of April 5, 2011 by and between the Company and Nancy Pecota.

10.18(15)	Form of Indemnification Agreement.

10.19(16)	Securities Purchase Agreement, dated as of December 11, 2012, among the Company and the investors party thereto.

10.20(16)	Registration Rights Agreement, dated as of December 11, 2012 among the Company and the buyers party thereto.

10.21(17)	Form of License and Collaboration Agreement by and among the Company and Grifols, S.A.

10.22(17)	Form of Option Agreement by and among the Company and Grifols, S.A.

10.23(17)	Form of Governance Agreement by and among the Company and Grifols, S.A.

10.24(17)	Form of Registration Rights Agreement by and among the Company and Grifols, S.A.

10.25(17)	Form of Registration Rights Agreement by and among the Company and the buyers listed on the signature page thereto.

10.26(18)‡	Clinical Supply and Commercial Manufacturing Services Agreement, dated as of August 27, 2013, by and between SIGMA-TAU Pharmasource Inc. and the Company.

10.27(20)	Change of Control Agreement, dated November 5, 2013, by and between the Company and Dr. Juergen Froehlich.

10.28(20)	Offer Letter, dated November 5, 2013, between the Company and Dr. Juergen Froehlich.

10.29(21)	Assignment, Assumption, Waiver and Consent, effective February 28, 2015, by and among the Aradigm Royalty Financing LLC, the Company, R&D Bauer Ventures, LP and SG-PBS LLC.

10.30(23)	Form of Non-statutory Stock Option Agreement, by and between the Company and Igor Gonda.

10.31(24)	Board Observer Rights Agreement, dated September 1, 2015, between the Company and Grifols, S.A.

10.32(25)+	Aradigm Corporation 2015 Equity Incentive Plan.

10.33(25)+	Form of Stock Option Agreement pursuant to Aradigm Corporation 2015 Equity Incentive Plan.

10.34(25)+	Aradigm Corporation Employee Stock Purchase Plan.

10.35(26)	Securities Purchase Agreement, dated April 21, 2016.

10.36(26)	Indenture, dated April 25, 2016.

10.37(26)	Form of 9.0% Senior Convertible Note due May 1, 2021.

10.38(26)	Form of Warrant.

10.39(26)	Escrow Agreement, dated April 25, 2016.

10.40(26)	Amendment to Governance Agreement, dated April 21, 2016.

21.1(27)	List of Subsidiaries of the Company.

23.1	Consent of OUM & Co LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Hogan Lovells US LLP (included in exhibit 5.1).

24.1	Power of Attorney (signature page).

*	To be filed by amendment
+	Represents a management contract or compensatory plan or arrangement.
‡	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the Securities and Exchange Commission.
(1)	Incorporated by reference to the Company’s Form 10-K (No. 000-28402) filed on March 27, 1997.
(2)	Incorporated by reference to the Company’s Form 10-Q (No. 000-28402) filed on August 14, 1998.
(3)	Incorporated by reference to the Company’s Form 10-K (No. 333-72037) filed on March 29, 2002.
(4)	Incorporated by reference to the Company’s Form S-3 (No. 333-76584) filed on January 11, 2002, as amended.

(5)	Incorporated by reference to the Company’s Form 10-Q (No. 333-72037) filed on August 13, 2004.
(6)	Incorporated by reference to the Company’s Form 10-K (No. 000-28402) filed on March 31, 2006.
(7)	Incorporated by reference to the Company’s Form S-1 (No. 333-138169) filed on October 24, 2006, as amended.
(8)	Incorporated by reference to the Company’s Form 10-K (No. 000-28402) filed on March 24, 1998, as amended.
(9)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on July 24, 2007.
(10)	Incorporated by reference to the Company’s definitive proxy statement (No. 000-28402) filed on April 7, 2008.
(11)	Incorporated by reference to the Company’s Form 8-K (000-28402) filed on May 21, 2009.
(12)	Incorporated by reference to the Company’s Form 10-Q (No. 000-28402) filed on November 12, 2008.
(13)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on January 8, 2009.
(14)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on September 20, 2010.
(15)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on April 18, 2011.
(16)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on December 13, 2012.
(17)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on May 24, 2013.
(18)	Incorporated by reference to the Company’s Form 10-Q (No. 000-28402) filed on October 28, 2013.
(19)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on February 4, 2015.
(20)	Incorporated by reference to the Company’s Form S-1 (No. 333-193751) filed on February 4, 2015 as amended.
(21)	Incorporated by reference to the Company’s Form 8-K (No. 000-28402) filed on March 10, 2014.
(22)	Incorporated by reference to the Company’s Form 10-Q (No. 001-36480) filed on May 14, 2015.
(23)	Incorporated by reference to the Company’s Form 10-K (No. 001-36480) filed on March 13, 2015.
(24)	Incorporated by reference to the Company’s Form 10-Q (No. 001-36480) filed on November 12, 2015.
(25)	Incorporated by reference to the Company’s Proxy Statement (No. 001-36480) filed on March 19, 2015.
(26)	Incorporated by reference to the Company’s Form 10-K (No. 001-36480) filed on March 30, 2016.
(27)	Incorporated by reference to the Company’s Form 10-K (No. 001-36480) filed on March 18, 2015.

Item 17.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ARADIGM CORPORATION

By:	/s/ Nancy Pecota
Nancy Pecota
Chief Financial Officer

Dated: November 3, 2017

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Igor Gonda and Nancy Pecota and each of them severally as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering covered by this registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ IGOR GONDA	President, Chief Executive Officer and Director	November 3, 2017
Igor Gonda

/s/ NANCY PECOTA	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 3, 2017
Nancy Pecota

/s/ JOHN SIEBERT John Siebert	Director	November 3, 2017

/s/ DAVID BELL David Bell	Director	November 3, 2017

/s/ FREDERICK HUDSON Frederick Hudson	Director	November 3, 2017

/s/ VIRGIL D. THOMPSON Virgil D. Thompson	Director	November 3, 2017